Exhibit 3.1

CERTIFICATE OF ELIMINATION OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF KEMPHARM, INC.

(Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware)

KEMPHARM, INC., a Delaware corporation (the “Company”), hereby certifies as follows:

FIRST: The date on which the Company’s original Certificate of Incorporation was filed with the Delaware Secretary of State was May 28, 2014.

SECOND: The Company filed on October 5, 2018, with the Delaware Secretary of State pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”) a Certificate of Designation of Series A Convertible Preferred Stock designating the rights, powers, preferences and privileges of the Company’s Series A Convertible Preferred Stock.

THIRD: The Board of Directors of the Company (the “Board”), has adopted the following resolutions:

RESOLVED, that the Board hereby determines that none of the authorized shares of the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company, designated as “Series A Convertible Preferred Stock” in the Certificate of Designation filed by the Company with the Delaware Secretary of State on October 5, 2018, are outstanding, and that none of the shares of Series A Convertible Preferred Stock will be issued subject to such Certificate of Designation;

RESOLVED FURTHER, that the officers of the Company are hereby authorized and directed to take all such actions as they may deem to be necessary or advisable in order to file a certificate with the Delaware Secretary of State to eliminate all provisions set forth in the Certificate of Designation of Series A Convertible Preferred Stock pursuant to Section 151(g) of the DGCL; and

FOURTH: That all provisions set forth in the Certificate of Designation of Series A Convertible Preferred Stock are hereby eliminated.

IN WITNESS WHEREOF, KemPharm, Inc. has caused this Certificate of Elimination to be executed by its duly authorized officer on this 22nd day of June, 2021.

KEMPHARM, INC.

By:	/s/ R. LaDuane Clifton

Name:	R. LaDuane Clifton
Title:	Chief Financial Officer

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